Exhibit 4.15

DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE EXCHANGE ACT
As of April 30, 2020, Lilis Energy, Inc., a Nevada corporation (the “Company”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which class is its common stock, par value $0.0001 per share (the “Common Stock”). As of April 30, 2020, the Common Stock is listed on the NYSE American under the symbol “LLEX.” In addition to the Common Stock, the Company’s Amended and Restated Articles of Incorporation (as amended and including the Certificates of Designation (as defined below), the “Charter”) authorize the Company to issue shares of its preferred stock, par value $0.0001 per share (the “Preferred Stock”), in one or more series as described below. As of April 30, 2020, no class or series of the Preferred Stock is registered under Section 12 of the Exchange Act.
This document describes certain matters related to the Common Stock. Because the rights of the Common Stock may be affected by the rights of one or more series of the Preferred Stock, this document also describes certain matters related to the Preferred Stock. The information in this document is based on the Charter, the Company’s Amended and Restated Bylaws (the “Bylaws”) and applicable law, including Chapters 78 and 92A of the Nevada Revised Statutes (the “NRS”), each as in effect on April 30, 2020. This document does not contain complete descriptions of the terms of the Common Stock, the Preferred Stock or any series of the Preferred Stock, and the information herein is qualified in its entirety be reference to the Company’s Charter and Bylaws, copies of which are filed as exhibits to the Company’s Annual Report on Form 10-K to which this document also is filed as an exhibit (the “Form 10-K”), as well as to the provisions of applicable law, including Chapters 78 and 92A of the NRS.
Common Stock
Authorized, Issued and Outstanding Shares
The Company is authorized by its Charter to issue 150,000,000 shares of Common Stock. As of April 30, 2020, there were 95,422,277 shares of Common Stock issued and outstanding and 253,598 shares of Common Stock held by the Company as treasury stock. Such number of issued and outstanding shares of Common Stock does not include (a) shares of Common Stock issuable upon conversion of outstanding shares of the Series E Preferred Stock (as defined below), (b) shares of Common Stock issuable upon exercise of outstanding warrants, or (c) shares of Common Stock issuable upon exercise of outstanding stock options issued under the Company’s equity incentive plans.
The authorized but unissued shares of Common Stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules.
Voting Rights; Amendment of Charter; Election of Directors
Except as otherwise required by law and subject to the voting rights of holders of outstanding shares of Preferred Stock as described below, holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the Company’s stockholders, including the election of directors. Generally, except as otherwise required by law (including with respect to certain matters described below) and subject to the voting rights of holders of outstanding shares of Preferred Stock as described below, all matters to be voted on by the Company’s stockholders, other than the election of directors, must be approved by a majority of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy at a meeting duly called and held for the purpose of acting on the applicable matter and at which a quorum is present. Under the Company’s Bylaws, the presence, in person or represented by proxy, at a meeting of the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the meeting will constitute a quorum.
Except as otherwise provided by law and subject to the voting rights of holders of outstanding shares of Preferred Stock as described below, amendments to the Company’s Charter generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of Common Stock. Additionally, under Chapter 92A of the NRS, with certain exceptions and subject to the voting rights of holders of outstanding shares of Preferred Stock, the approval of certain plans of merger, conversion or exchange requires the approval of a majority of the votes entitled to be cast by all outstanding shares of Common Stock.

Pursuant to Chapter 78 of the NRS and the Company’s Charter and Bylaws, directors of the Company are elected by a plurality of the votes cast in the election. The Company’s Charter and Bylaws do not provide for cumulative voting in the election of directors. The Company’s Charter and Bylaws also do not provide for classification of the Company’s board of directors. Section 78.335 of the NRS provides that directors may be removed by stockholders only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.
The Company’s Bylaws provide that, except as otherwise provided in any applicable provision of the NRS, any action required or permitted to be taken at a meeting of the Company’s stockholders may be taken without a meeting by written consent signed by stockholders holding a majority of the voting power of the Company’s stockholders or such greater proportion of the voting power as may otherwise be required for the approval of such action at a meeting.
Dividend Rights
Subject to the terms of any series of Preferred Stock of which shares are outstanding as described below, holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s board of directors out of funds legally available for the payment of dividends.
Rights on Liquidation
In the event of the liquidation or dissolution of the Company, holders of Common Stock would be entitled to share ratably in all of the Company’s assets that remain after satisfaction of all of the Company’s liabilities and the payment of any liquidation preference to holders of outstanding shares of Preferred Stock as described below.
Other Rights
Holders of Common Stock have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to any redemption or sinking fund provisions and carries no conversion or subscription rights.
Preferred Stock
Authorized, Issued and Outstanding Shares
The Company is authorized to issue 10,000,000 shares of Preferred Stock. The Company’s Charter authorizes the Company’s board of directors to issue such shares of Preferred Stock in one or more series and to fix for each such series the designations, voting powers, preferences and relative, participating, optional or other special rights of such series and the limitations, qualifications and restrictions thereof.
As of April 30, 2020, an aggregate of 279,254 shares of Preferred Stock had been designated as to series and were issued and outstanding, consisting of:

•	100,000 shares of Series C-1 9.75% Participating Preferred Stock (the “Series C-1 Preferred Stock”);

•	25,000 shares of Series C-2 9.75% Participating Preferred Stock (together with the Series C-1 Preferred Stock, the “Series C Preferred Stock”);

•	39,254 shares of Series D 8.25% Participating Preferred Stock (the “Series D Preferred Stock”);

•	60,000 shares of Series E 8.25% Convertible Participating Preferred Stock (the “Series E Preferred Stock”); and

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55,000 shares of Series F 9.00% Participating Preferred Stock (the “Series F Preferred Stock” and, together with the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, the “Existing Preferred Stock”).

Certain Terms of the Existing Preferred Stock
The terms of each series of the Existing Preferred Stock are set forth in the Certificate of Designation of Preferences, Rights and Limitations of such series of the Existing Preferred Stock (as amended and restated in the case of the Series C Preferred Stock and the Series D Preferred Stock) filed by the Company with the Secretary of State of the State of Nevada (each, a “Certificate of Designation” and, collectively, the “Certificates of Designation”). The Certificates of Designation constitute a part of the Company’s Charter, and a copy of each of the Certificates of Designation is filed as an exhibit to the Form 10-K.
Ranking. Each series of the Existing Preferred Stock ranks senior to the Common Stock with respect to dividends and rights on the liquidation, dissolution or winding up of the Company. The Series F Preferred Stock ranks senior to each other series of the Existing Preferred Stock, the Series E Preferred Stock ranks senior to the Series D Preferred Stock and the Series C Preferred Stock, and the Series D Preferred Stock ranks senior to the Series C Preferred Stock, in each case, with respect to dividends and rights on the liquidation, dissolution or winding up of the Company.
Stated Value. Each series of the Existing Preferred Stock has an initial per share stated value of $1,000, subject to increase in connection with the payment of dividends in kind as described below (the “Stated Value”).
Dividends. Holders of each series of the Existing Preferred Stock are entitled to receive cumulative preferential (based on the relative ranking of each series) dividends, payable and compounded quarterly in arrears, at the following rates per annum of the applicable Stated Value:

•	for the Series C Preferred Stock, (a) through April 26, 2021, 9.75% and (b) after April 26, 2021, (i) 12.00% if paid in full in cash or (ii) 15.00% if paid in full or in part in kind;

•	for the Series D Preferred Stock, (a) through April 26, 2021, 8.25% and (b) after April 26, 2021, (i) 12.00% if paid in full in cash or (ii) 15.00% if paid in full or in part in kind;

•	for the Series E Preferred Stock, (a) 8.25% or (b) after April 26, 2021, 9.25% if paid in full or in part in kind; and

•	for the Series F Preferred Stock, (a) 9.00% or (b) after April 26, 2021, 10.00% if paid in full or in part in kind.
Dividends on each series of the Existing Preferred Stock are payable, at the Company’s option, (i) in cash, (ii) in kind by increasing the applicable Stated Value by the amount per share of the applicable dividend or (iii) in a combination thereof.
In addition to the preferential dividends described above, holders of each series of the Existing Preferred Stock are entitled to participate in dividends paid on the Common Stock. For holders of the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, such participation will be based on the dividends such holders would have received if, immediately prior to the applicable record date, each outstanding share of such series of Existing Preferred Stock had been converted into a number of shares of Common Stock equal to the applicable Optional Redemption Price (as defined below) divided by $7.00, subject to proportionate adjustment in connection with stock splits and combinations, dividends paid in stock and similar events affecting the outstanding Common Stock (such price, as so adjusted, the “Participation Price”) (regardless of the fact that shares of each such series of the Existing Preferred Stock are not convertible into Common Stock). For holders of the Series E Preferred Stock, such participation will be based on the number of shares of Common Stock such holders would have owned if all shares of Series E Preferred Stock had been converted to Common Stock at the Conversion Rate (as defined below) then in effect.
Optional Redemption. The Company has the right to redeem the outstanding shares of each series of the Existing Preferred Stock, in whole or in part, at any time (subject to certain limitations on partial redemptions and, with respect to the Series E Preferred Stock, subject to the additional limitations described below) at a price per share equal to (in each case, the applicable “Optional Redemption Price”):

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for the Series C Preferred Stock, (a) (i) the Stated Value thereof then in effect multiplied by (ii) 125% plus (b) accrued and unpaid dividends thereon and any other amounts payable by the Company in respect thereof;

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for the Series D Preferred Stock, (a) (i) the Stated Value thereof then in effect multiplied by (ii) 117.5% plus (b) accrued and unpaid dividends thereon and any other amounts payable by the Company in respect thereof;

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for the Series E Preferred Stock, (a) (i) the Stated Value thereof then in effect multiplied by (ii) (1) 105%, if the optional redemption date occurs on or prior to March 5, 2021, or (2) 100%, if the optional redemption date occurs after March 5, 2021 (provided, however, that, for any optional redemption effected in connection with or following a Change of Control (as defined in the Certificate of Designation for the Series E Preferred Stock) or any mandatory redemption in connection with a Change of Control as described below, clause (2) above will apply regardless of when the redemption or Change of Control occurs), plus (b) accrued and unpaid dividends thereon and any other amounts payable by the Company in respect thereof (the “Series E Optional Redemption Price”); and

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for the Series F Preferred Stock, (a) (i) the Stated Value thereof then in effect multiplied by (ii) 115% plus (b) accrued and unpaid dividends thereon and any other amounts payable by the Company in respect thereof.

The Company may not effect an optional redemption of the Series E Preferred Stock unless:

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either (a) as of the optional redemption date, there are no shares of the Series F Preferred Stock outstanding or (b) all outstanding shares of the Series F Preferred Stock are redeemed on such optional redemption date concurrently with such optional redemption of the Series E Preferred Stock in accordance with the terms of the Certificate of Designation for the Series F Preferred Stock;

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the aggregate Series E Optional Redemption Price for all shares of the Series E Preferred Stock to be redeemed pursuant to such optional redemption shall not exceed the aggregate amount of net cash proceeds received by the Company from a contemporaneous issuance of Common Stock issued for the purpose of redeeming such shares of Series E Preferred Stock; and

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if the optional redemption date occurs prior to March 5, 2022, then (i) the volume weighted average trading price of the Common Stock for at least 20 trading days during the 30 trading day period immediately preceding the notice of the optional redemption has been at least 150% of the Conversion Price (as defined below) then in effect, and (ii) such optional redemption shall be for all (but not less than all) then-outstanding shares of Series E Preferred Stock.

Shares of each series of the Existing Preferred Stock are not redeemable at the option of the holders thereof except in connection with a Change of Control as described below and are perpetual unless redeemed or, in the case of the Series E Preferred Stock, converted in accordance with the applicable Certificate of Designation.
Conversion. Each share of the Series E Preferred Stock is convertible at any time at the option of the holder into a number of shares of Common Stock equal to (a) the Series E Optional Redemption Price then in effect divided by (b) the Conversion Price (as defined below) (the “Conversion Rate”). However, for purposes of determining the Conversion Rate, the Series E Optional Redemption Price will calculated on the basis applicable to an optional redemption occurring after March 5, 2021 (i.e., multiplying the Stated Value by 100%), regardless of the timing or circumstances of the conversion. The “Conversion Price” for the Series E Preferred Stock is $2.50, subject to adjustment as described below. The Conversion Price will be subject to proportionate adjustment in connection with stock splits and combinations, dividends paid in stock and similar events affecting the outstanding Common Stock. Additionally, the Conversion Price will be adjusted, based on a broad-based weighted average formula, if the Company issues, or is deemed to issue, additional shares of Common Stock for consideration per share that is less than the Conversion Price then in effect, subject to certain exceptions. The Company does not have the right to force the conversion of shares of the Series E Preferred Stock based on the trading price of the Common Stock or otherwise.

Shares of the Series C Preferred Stock, the Series D Preferred Stock and the Series F Preferred Stock are not convertible into Common Stock.
Change of Control. Upon the occurrence of a Change of Control (as defined in the Certificates of Designation), each holder of shares of each series of the Existing Preferred Stock will have the option to:

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cause the Company to redeem all of such holder’s shares of such series of Existing Preferred Stock for cash in an amount per share equal to the applicable Optional Redemption Price in effect immediately prior to the Change of Control plus, in the case of the Series C Preferred Stock and the Series D Preferred Stock, 2.5% of the applicable Stated Value in effect immediately prior to the Change of Control;

•	in the case of the Series E Preferred Stock, convert all of such holder’s shares of Series E Preferred Stock into Common Stock at the Conversion Rate; or

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continue to hold such holder’s shares of such series of Existing Preferred Stock, subject to the Company’s or its successor’s optional redemption rights described above and, in the case of the Series E Preferred Stock, subject to any adjustments to the Conversion Price or the number and kind of securities or other property issuable upon conversion resulting from the Change of Control.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company:

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holders of shares of Series C Preferred Stock, Series D Preferred Stock or Series F Preferred will be entitled to receive, after any distributions on shares of any series of Preferred Stock ranking senior to such series of the Existing Preferred Stock (as applicable) and prior to any distributions on shares of any series of Preferred Stock ranking junior to such series of the Existing Preferred Stock (as applicable), the Common Stock or other capital stock of the Company ranking junior to such series of the Existing Preferred Stock, an amount per share equal to the greater of (a) the applicable Optional Redemption Price then in effect and (b) the proceeds the holders of the Existing Preferred Stock of such series would be entitled to receive if, immediately prior to the payment of such amount, each then-outstanding share of such series of the Existing Preferred Stock had been converted into a number of shares of Common Stock equal to the applicable Optional Redemption Price divided by the Participation Price (regardless of the fact that shares of each such series of Preferred Stock are not convertible into Common Stock); and

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holders of shares of Series E Preferred Stock will be entitled to receive, after any distributions on shares of the Series F Preferred Stock and prior to any distributions on the Series D Preferred Stock, the Series C Preferred Stock, the Common Stock or other capital stock of the Company ranking junior to the Series E Preferred Stock, an amount per share of Series E Preferred Stock equal to the greater of (a) the Series E Optional Redemption Price then in effect and (b) the amount such holder would receive in respect of the number of shares of Common Stock into which such share of Series E Preferred Stock is then convertible.

Board Designation Rights. The Certificate of Designation for the Series C Preferred Stock provides that holders of the Series C Preferred Stock have the right, voting separately as a class, to designate two members of the Company’s board of directors for so long as the aggregate Stated Value of all outstanding shares of the Series C Preferred Stock is at least equal to $31,250,000.
The Certificate of Designation for the Series D Preferred Stock provides that holders of the Series D Preferred Stock have the right, voting separately as a class, to designate one member of the Company’s board of directors for as long as the aggregate Stated Value of all outstanding shares of the Series D Preferred Stock is at least equal to $9,813,500.
The Certificate of Designation for the Series E Preferred Stock provides that holders of the Series E Preferred Stock have the right, voting separately as a class, to designate one member of the Company’s board of directors for as long as the shares of Common Stock issuable on conversion of the outstanding shares of Series E Preferred Stock represent at least 5% of the outstanding shares of Common Stock (giving effect to conversion of all outstanding shares of the Series E Preferred Stock).
The Certificate of Designation for the Series F Preferred Stock provides that holders of the Series F Preferred Stock have the right, voting separately as a class, to designate one member of the Company’s board of directors for as long as the aggregate Stated Value of all outstanding shares of the Series F Preferred Stock is at least equal to $13,750,000.
Voting Rights; Negative Covenants. In addition to the board designation rights described above, holders of Series E Preferred Stock are entitled to vote with the holders of the Common Stock, as a single class, on all matters submitted for a vote of holders of the Common Stock. When voting together with the Common Stock, each share of Series E Preferred Stock entitles the holder thereof to a number of votes equal to the applicable Stated Value as of the applicable record date or other determination date divided by the greater of (a) the then-applicable Conversion Price and (b) $1.88, subject to adjustment in the same manner as the Conversion Price may be adjusted as described above.
Holders of shares of the Series C Preferred Stock, the Series D Preferred Stock and the Series F Preferred Stock are not be entitled to vote with the holders of the Common Stock as a single class on any matter.
Each of the Certificates of Designation provides that, as long as any shares of the Existing Preferred Stock of the applicable series are outstanding, the Company may not, without the prior affirmative vote or prior written consent of the holders of a majority of the outstanding shares of the Existing Preferred Stock of each such series, as applicable:

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amend the Company’s Charter or Bylaws in any manner that materially and adversely affects any rights, preferences, privileges or voting powers of the applicable series of the Existing Preferred Stock or holders of shares of such series of the Existing Preferred Stock;

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issue, authorize or create, or increase the issued or authorized amount of, the applicable series of the Existing Preferred Stock, any class or series of capital stock ranking senior to or in parity with such series of the Existing Preferred Stock, or any security convertible into or evidencing the right to purchase any shares of such series of the Existing Preferred Stock or any such senior or parity securities, other than equity, the proceeds of which, are used to immediately redeem all of the outstanding shares of the Existing Preferred Stock of the applicable series pursuant to the Company’s optional redemption rights described above;

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subject to certain exceptions, declare or pay any dividends or distributions on, or redeem or repurchase, or permit any of its controlled subsidiaries to redeem or repurchase, shares of Common Stock or any other shares of capital stock of the Company ranking junior to the applicable series of the Existing Preferred Stock, subject to certain exceptions;

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authorize, issue or transfer, or permit any of its controlled subsidiaries to authorize, issue or transfer, any equity in any subsidiary of the Company other than (a) equity issued or transferred to the Company or another wholly-owned subsidiary of the Company or (b) equity, the proceeds of which, are used to immediately redeem all of the outstanding shares of the applicable series of the Existing Preferred Stock pursuant to the Company’s optional redemption rights described above; or

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subject to certain exceptions, modify the number of directors constituting the entire the board of directors of the Company at any time when holders of shares of the applicable series the Existing Preferred Stock have the right to designate a member of the board of directors.

Each of the Certificates of Designation further provides that, (a) in the case of the Series C Preferred Stock, as long as shares of Series C Preferred Stock having an aggregate Optional Redemption Price of at least $50 million are outstanding, (b) in the case of the Series D Preferred Stock, as long as shares of Series D Preferred Stock having an aggregate Optional Redemption Price of at least $19.627 million are outstanding, (c) in the case of the Series E Preferred Stock, as long as shares of Series E Preferred Stock having an aggregate Optional Redemption Price of at least $30 million are outstanding, and (d) in the case of the Series F Preferred Stock, as long shares of the Series F Preferred Stock having an aggregate Optional Redemption Price of at least $27.5 million are outstanding, the Company may not, and may not permit any of its controlled subsidiaries to, without the prior affirmative vote or prior written consent of the holders of a majority of the outstanding shares of the applicable series of the Existing Preferred Stock:

•	subject to certain exceptions, incur indebtedness or permit to exist any liens on the assets or properties of the Company or its subsidiaries;

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enter into, adopt or agree to any “restricted payment” or similar provision that restricts or limits the payment of dividends on, or the redemption of, shares of the applicable series of the Existing Preferred Stock under any credit facility, indenture or other similar instrument of the Company that would be more restrictive on the payment of dividends on, or redemption of, shares of the applicable series of the Existing Preferred Stock than those existing as of the date on which shares of the applicable series of the Existing Preferred Stock were first issued;

•	liquidate or dissolve the company;

•	enter into any material new line of business or fundamentally change the nature of the Company’s business, including any acquisition of oil and gas properties outside the Permian Basin;

•	enter into certain transactions with affiliates of the Company unless made on an arm’s-length basis and approved by a majority of the disinterested members of the Company’s board of directors;

•	subject to certain exceptions, make dispositions of assets or property of the Company or its subsidiaries;

•	subject to certain exceptions, make loans or investments; or

•	voluntarily commence any bankruptcy or similar proceeding or take other similar actions.
Status of Converted or Redeemed Preferred Stock. Each Certificate of Designation provides that shares of the applicable series of the Existing Preferred Stock that are converted, redeemed or otherwise reacquired by the Company will resume the status of authorized and unissued shares of Preferred Stock undesignated as to series.
Future Series of Preferred Stock
Authorized and unissued shares of Preferred Stock may be issued by the Company from time to time in one or more series upon authorization of such issuance and fixing of the terms of the applicable series by the Company’s board of directors as described above. Such issuances may be effected without any vote of or action by holders of Common Stock, except as may be required by applicable stock exchange rules in the case of shares of Preferred Stock that are convertible into shares of Common Stock. Any such future series of Preferred Stock so issued could have priority over the Common Stock with respect to dividend or liquidation rights and could have other rights and preferences, including voting rights, that limit or qualify the rights and preferences of the Common Stock.
Anti-Takeover and Other Potential Effects of Existing or Future Series of Preferred Stock
Certain terms of the Existing Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company. For example, the ability of holders of the Existing Preferred Stock to require that their shares of the Existing Preferred Stock be redeemed in connection with a Change of Control could deter potential acquirers of the Company or all or substantially all of its assets or could reduce the consideration received by holders of the Common Stock in any such transaction. Additionally, the approval rights of holders of each series of the Existing Preferred Stock could allow the holders to block sales of assets or other transactions that holders of the Common Stock might consider to be desirable. Additionally, the right of holders of the Series E Preferred Stock to vote together as a single class with the Common Stock could allow holders of the Series E Preferred Stock to exercise significant influence over any vote of the Company’s stockholders on a change of control transaction or other matter.

Any additional series of Preferred Stock issued in the future may have similar or other terms or rights that could have the effect of delaying, deferring or preventing a change of control of the company or limit, qualify or otherwise adversely affect the economic, voting or other rights of holders of the Common Stock.
Further, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. Although the Company’s board of directors is required to make any determination to issue shares of Preferred Stock based on its judgment as to the best interests of the Company’s stockholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Common Stock might believe to be in their best interests or in which such holders might receive a premium for their shares of Common Stock over the then market price of the Common Stock.
Anti-Takeover Provisions under Nevada Law
The NRS contains provisions that (a) prohibit a Nevada corporation from engaging in certain business combinations with an “interested stockholder” (Sections 78.411 to 78.444 of the NRS) and (b) restrict the voting rights of acquiring persons with respect to certain “control shares” (Sections 78.378 to 78.3793 of the NRS). The NRS provides that a Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 or Sections 78.378 to 78.3793 by a provision in its articles of incorporation. The Company’s Charter includes such an opt-out provision with respect to both Sections 78.411 to 78.444 and Sections 78.378 to 78.3793. Accordingly, these provisions do not apply to the Company.